ARTHUR ANDERSEN


March 14, 2000
                                                      Arthur Andersen LLP
Office of Chief Accountant                            425 Walnut Street
Securities and Exchange Commission                    Cincinnati OH 45202-3912
450 Fifth Street, N.W.
Washington, D.C.  20549                               Tel 513 381 6900


Dear Sir/Madam:

We have read the third paragraph of Proposal 3 included in the proxy statement dated March 14, 2000 of Countrywide Tax-Free Trust to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

CJC

Copy to:
Ms. Tina D. Hosking, Secretary